Exhibit 10.2

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT is entered into as of the day of January 6, 2005, by and between Michael Davies ("Employee") and RECLAMATION CONSULTING AND APPLICATIONS, INC., a Colorado Corporation with its principal place of business at 23832 Rockfield Boulevard, Suite 275, Lake Forest, California 92630 ("Company").

1. RECITALS:

     1.1 The company is in the business of manufacturing and marketing asphalt, cement and related products release agents in liquid form that are non-toxic, non-explosive and environmentally compatible, the formulation and ingredients of which are confidential.

     1.2 Employee has experience in the businesses conducted and to be conducted by the Employer, or in related businesses, and desires to be employed by the Company, and the Company desires to employee the Employee, on the terms and conditions specified below

2. COVENANTS:

     In consideration of the recitals and mutual covenants contained herein, the parties agree that:

     2.1 Employment. The Company will employ Employee to serve as Executive Vice President & Chief Financial Officer with the duties listed and defined by the Company or the Board, in connection with the Company's operations and Employee does hereby accept such employment, all subject to the terms and provisions of this Agreement. Employee represents that he is legally free to enter into this agreement and that it does not conflict with any of his duties or obligations to any other person and that he is not in any way restricted by any duties or obligations to any other person from contributing his knowledge and talents to the Company in performing his duties hereunder.

     2.2 Term. This Agreement shall have an initial five-year term, which shall be automatically renewed each year thereafter unless the Company, upon thirty
(30) days prior notice notifies Employee of its intent not to renew the Agreement. Notwithstanding the foregoing, the Company or the Employee may at any time terminate this Agreement and the employment relationship on thirty (30) days prior notice to the other, with the consequences hereinafter set forth.

     2.3 Compensation. During the first twelve months of employment, the Company agrees to compensate Employee (from the commencement of this agreement) at the rate of not less than $135,200 per year base compensation for the first year of employment. Thereafter, Employee's annual compensation shall be increased by 20% on each anniversary date of this agreement, provided that the Company reaches a minimum net profit of $250,000. In no event shall Employee's minimum base compensation be reduced below $135,200 per year. Such compensation shall be payable monthly or on such more frequent basis as the Company may establish.

     2.4 Bonuses. An annual bonus will be paid to Employee, the amount of which is based upon the Company's net profits and shall be structured as follows:

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            RCAI          % of Salary           Salary            Bonus
         Net Profit      Paid as Bonus          Amount            Amount

           $250,000           10%              $135,200          $ 13,500
           $500,000           20%              $135,200          $ 27,000
           $750,000           30%              $135,200          $ 40,500
         $1,000,000           40%              $135,200          $ 54,000
         $1,250,000           50%              $135,200          $ 67,500
         $1,500,000           60%              $135,200          $ 81,000
         $1,750,000           70%              $135,200          $ 94,500
         $2,000,000           80%              $135,200          $108,000
         $2,250,000           90%              $135,200          $121,000
         $2,500,000          100%              $135,200          $135,000


            RCAI          % of Salary           Salary            Bonus
         Net Profit      Paid as Bonus          Amount            Amount

           $250,000           10%              $162,240          $ 16,224
           $500,000           20%              $162,240          $ 32,448
           $750,000           30%              $162,240          $ 48,672
         $1,000,000           40%              $162,240          $ 64,898
         $1,250,000           50%              $162,240          $ 81,120
         $1,500,000           60%              $162,240          $ 97,344
         $1,750,000           70%              $162,240          $113,568
         $2,000,000           80%              $162,240          $129,792
         $2,250,000           90%              $162,240          $146,016
         $2,500,000          100%              $162,240          $162,240


            RCAI         % of Salary            Salary              Bonus
         Net Profit      Paid as Bonus          Amount              Amount

           $250,000           10%              $194,688          $19,468.80
           $500,000           20%              $194,688          $38,937.60
           $750,000           30%              $194,688          $58,406.40
         $1,000,000           40%              $194,688          $77,857.20
         $1,250,000           50%              $194,688          $ 97,344
         $1,500,000           60%              $194,688          $116,812.80
         $1,750,000           70%              $194,688          $136,281.60
         $2,000,000           80%              $194,688          $155,750.40
         $2,250,000           90%              $194,688          $175,219.20
         $2,500,000          100%              $194,688          $194,688



            RCAI         % of Salary             Salary              Bonus
         Net Profit     Paid as Bonus            Amount              Amount

           $250,000           10%              $233,625.60        $ 23,362.56
           $500,000           20%              $233,625.60        $ 46,727.12
           $750,000           30%              $233,625.60        $ 70,087.68

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         $1,000,000           40%              $233,625.60        $ 93,450.24
         $1,250,000           50%              $233,625.60        $116,812.80
         $1,500,000           60%              $233,625.60        $140,175.36
         $1,750,000           70%              $233,625.60        $163,537.92
         $2,000,000           80%              $233,625.60        $186,900.48
         $2,250,000           90%              $233,625.60        $210,263.04
         $2,500,000          100%              $233,625.60        $233,625.60


            RCAI         % of Salary              Salary             Bonus
         Net Profit     Paid as Bonus             Amount            Amount

           $250,000           10%              $280,350.72        $ 28,035.07
           $500,000           20%              $280,350.72        $ 56,070.14
           $750,000           30%              $280,350.72        $ 84,105.21
         $1,000,000           40%              $280,350.72        $112,140.28
         $1,250,000           50%              $280,350.72        $140,175.36
         $1,500,000           60%              $280,350.72        $168,210.43
         $1,750,000           70%              $280,350.72        $196,245.49
         $2,000,000           80%              $280,350.72        $224,280.57
         $2,250,000           90%              $280,350.72        $252,315.64
         $2,500,000          100%              $280,350.72        $280,350.72



     2.5 Stock Options. The option to purchase 2,500,000 shares of common restricted stock in the Company has been granted in Employee's name. All options shall expire 5-years from the vesting date. 1,500,000 of these options have been carried over from Employee's previous Employment Agreement with the Company. Options will be vested annually, subject to continued employment, and released to Employee as per the schedule below. The corresponding number of share options shall be vested to Employee at the purchase values and on the dates indicated. No. Options Date Available Exercise Price

   500,000             January 15, 2002          $0.40 per share
   500,000             January 15, 2003          $0.40 per share
   500,000             January 15, 2004          $0.40 per share
 1,000,000             January 15, 2005          $0.25 per share

Additional stock options may be granted to Employee each year following the above schedule on the anniversary date of this Agreement, the amount and price of which to be determined solely by the Company.

     2.6 Duties. Employee agrees to devote his energies to the business of the Company and agrees to perform such reasonable responsibilities and duties as may be assigned to him from time to time by the Company or by the Company's board of directors, which shall be consistent with his position as Executive Vice President. In no event shall the Employee be precluded from activities in professional societies, or from lecturing or writing in areas of his professional expertise for reasonable periods, and Employee shall be entitled to retain fees, honoraria, publication royalties and similar compensation paid as a result of such activities.

     2.7 Additional Benefits. The Company agrees to reimburse Employee promptly for or to pay on behalf of Employee, any reasonable expenses heretofore or hereafter incurred by Employee (to the extent not paid by others) in the

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furtherance of the goals of the Company upon submission of a satisfactory accounting by Employee, and to provide Employee with the following additional benefits:

     2.7.1 A minimum of three weeks annual paid vacation. Vacation shall accrue on a monthly basis or part thereof; however, once unused vacation has accrued to a maximum of three weeks, accrual of additional vacation shall cease until the balance of accrued vacation has been reduced below six weeks. The Company will not cause the vacation accrual to cease by withholding its approval of any of the Employee's vacation requests.

     2.7.2 Any other standard benefits that may be established by the Company or its affiliates for its employees.

     2.8 Non-Disclosure of Confidential Information. It is understood that employee will acquire and be informed of confidential technical and/or business information used by and belonging to the Company ("Confidential Information"), including Confidential Information as defined in the Company's EMPLOYEE NON-DISCLOSURE AND NON-COMPETITION AGREEMENT. Employee agrees that some or all of such Confidential Information is in the nature of trade secrets and is the sole property of the Company. Employee will keep confidential, and will not disclose to any third person or entity, any Confidential Information without Employer's consent and pursuant to the proceedings further defined in the Company's EMPLOYEE NON-DISCLOSURE AND NON-COMPETITION AGREEMENT.



     2.9 Confidentiality after Termination of Employment. Employee agrees that upon termination of employment, he or she shall surrender promptly to the Company any and all documents and property of the Company, including, but not limited to: reports, drawings, manuals, correspondence, customer lists and other Confidential Information which he or she may possess, and all other materials and all copies thereof relating in any way to the Company's business, or in any way obtained by the Employee during the course of his employment, and that he shall not retain any copies, notes or abstracts of the foregoing. Employee further agrees that such documents, lists and information shall be and remain the sole property of the Company. All of the terms of paragraph 2.8 shall remain in full force and effect both during the continuation of employment of Employee by the Company and after the termination of employment for any reason.

     2.10 Confidentiality. Employee agrees to execute standard Company documents establishing the Employee's duties of confidentiality and the rights of the Company to all inventions, trade secrets, etc., developed by the Employee in the course of his employment, namely the EMPLOYEE NON-DISCLOSURE AND NON-COMPETITION AGREEMENT.

     2.11 Non-Competition. Employee agrees that during the term of his employment by Company, Employee will not engage in any way whatsoever, directly or indirectly, in any business that is competitive with the Company and its subsidiaries and affiliate operations, nor solicit or in any other manner work for or assist any business which is competitive to the Company and its subsidiaries and affiliate operations.

     2.12 Non-Participation in Competitive Activities. During the term of this agreement, Employee will undertake no planning for or organization of any business activity competitive with the work he performs as an Employee of the Company and its subsidiaries and affiliate operations, and Employee will not combine or participate with other employees of the Company and its subsidiaries

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and affiliate operations for the purpose of organization of any such competitive business activity.

     2.13 Assignment to Company of Proprietary Rights. Employee agrees to execute any and all documents and take any and all other actions necessary or desirable for the assignment to the Company and its subsidiaries and affiliate operations of all of his interests in any Confidential Information, trade secrets, copyrightable materials and patentable or patented ideas developed by him, alone or in conjunction with others, in the course of his employment by the Company.

     2.14 Injunctive Relief. The parties hereto agree and acknowledge that many of the rights conveyed by this Agreement are of a unique and special nature and that the Company and its subsidiaries and affiliate operations will not have an adequate remedy at law in the event of failure of Employee to abide by its terms and conditions, nor will money damages adequately compensate for such injury. It is, therefore, agreed between the parties that in the event of breach by Employee of Employee's covenants contained in this Agreement, the Company and its subsidiaries and affiliate operations shall have the rights, among other rights, to damages sustained thereby and to a preliminary or permanent injunction to restrain Employee from the prohibited acts. Employee agrees that this Paragraph shall survive for one year after the termination of his employment, and Employee shall be bound by its terms for a period of one year subsequent to the termination of his employment, providing that the Company and its subsidiaries and affiliate operations continue to conduct the same business or businesses as they were conducting during the period of this Agreement. Nothing herein contained shall in any way limit or exclude any and all other rights granted by law or equity to the Company and its subsidiaries and affiliate operations.


     2.15 Termination of Employment. If Employee's employment terminates or is terminated, the rights and obligations of the parties shall depend upon the reason for termination. Termination may occur for any one of the following reasons: termination by the Company for cause, termination by the Company without cause, termination by Employee without cause, termination by Employee with cause, or termination of Employee by reason of his death or long-term disability.

     2.15.1 Termination by Company for Cause. In the event of termination by the Company for cause, which shall consist only of specific actions knowingly and intentionally taken by Employee to the specific material detriment of the Company and not reasonably intended by him to benefit the company, the Employee will receive all unpaid salary, bonuses, and other benefits accrued through the last day of employment. Employee agrees, if he is so terminated for cause, that, for a period of one year following the termination of employment of the Employee, Employee will not engage in any way whatsoever, directly or indirectly, in any business that is competitive with the Company and its subsidiaries and affiliates utilizing any Confidential Information acquired while organizing, founding, or acting as an officer, director or employee of the Company, its subsidiaries or affiliates, nor solicit customers, investors, service providers, or strategic partners of the Company, with the Company's, or its subsidiary's or affiliates' business whether by interfering with or raiding their employees, or disrupting or interfering with their relationships with customers, investors, service providers, or strategic partners. Employee will have thirty days after termination by the Company for cause to challenge the termination. Employee may challenge the termination by the Company for cause by sending written notice to that effect to the Company via registered or certified mail, postmarked no later than 30-days from the date that employee received notice from the Company that Employee was being terminated by the Company for cause. The Company and Employee will each select an arbitrator who will each review the facts surrounding the termination and the challenge. The arbitrators will decide whether the Company was justified in terminating the Employee for cause. If the arbitrators cannot agree whether the Company was justified in terminating Employee for cause, the arbitrators will select a third arbitrator

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who will make the determination of whether the Company was justified in terminating the Employee for cause. The arbitration proceeding shall be conducted in accordance with the provisions of California's Arbitration act, Code of Civil Procedure, Sections 1280, et seq. The Company and Employee agree to abide by the decision of the arbitration.

If the arbitrators agree or if the third arbitrator determines, as applicable, that the Company was not justified in terminating the Employee for cause, within 72 hours of receiving the arbitration decision that the termination by the Company for cause was not justified, the Company will pay Employee back pay for all salaries and benefits from the date of termination through the date of the arbitration decision. The termination will then be treated as a termination by the Company without cause, subject to the provisions of subparagraphs

     2.15.2 Termination by Company without Cause. In the event of termination by the Company without cause, i.e., an involuntary termination, or notification by the Company of an intent not to renew the Agreement pursuant to paragraph 2.2 of this Agreement, Employee shall be entitled to elect to receive severance pay equal to 50% of the annual total compensation in effect in the last month of employment, but in no cause less than $67,600 and will receive all unpaid salary, bonuses, and other benefits accrued through the last day of employment.

     2.15.3 Termination by Employee without Cause. In the event of termination by Employee without cause, i.e., a voluntary termination, the Employee will receive all unpaid salary, bonuses, and other benefits accrued through the last day of employment. Employee agrees, if he so terminates without cause, that, for a period of one year following the termination of employment of the Employee, Employee will not engage in any way whatsoever, directly of indirectly, in any business that is competitive with the Company and its subsidiaries and affiliates utilizing any Confidential Information acquired while organizing, founding, or acting as an officer, director or employee of the Company, its subsidiaries, or affiliates, nor solicit customers, investors, service providers, or strategic partners of the Company, or any of its subsidiaries or operating affiliates; or disrupt, damage, impair or interfere with the Company's, or its subsidiary's or affiliates' business whether by interfering with or raiding their employees, or disrupting or interfering with their relationships with customers, investors, service providers or strategic partners. Thereafter, he will be free to so compete or participate with a competitor.

     2.15.4 Termination by Employee with Cause. In the event of receipt of notice of termination by Employee with cause, which shall consist only of a material breach of the agreement by the Company including, without limitation, nonpayment of salary or other compensation due, non-reimbursement of business expenses, or failure to provide either health insurance allowance or coverage or other benefits, the Company will have thirty days after receipt of notice of termination by Employee to challenge the termination by Employee with cause. The Company and Employee will each select an arbitrator who will each review the facts surrounding the termination and the challenge. The arbitrators will decide wither the Employee is justified in terminating with cause. If the arbitrators cannot agree whether the Employee is justified in terminating with cause, the arbitrators will select a third arbitrator who will make the determination of whether the Employee is justified in terminating with cause. The arbitration proceeding shall be conducted in accordance with the provisions of California's Arbitration act, Code of Civil Procedure, Sections 1280, et seq. The Company and Employee agree to abide by the decision of the arbitration.

If the arbitrators agree, or if the third arbitrator determines, as applicable, that the Employee is justified in terminating with cause, or if the Company fails to challenge the termination by the Employee with cause within the thirty day period, the Employee shall be entitled to elect to receive severance pay

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equal to 100% of the annual total compensation in effect in the last month of employment, but in no case less than

$135,200 and will receive all unpaid salary, bonuses, and other benefits accrued through the last day of employment plus 30 days. If the arbitrators agree, or if the third arbitrator determines, as applicable, that the Employee is not justified in terminating with cause, the termination will be treated as a termination by Employee without cause, subject to the provisions of subparagraphs 2.15.3.

     2.15.5 Termination by Death or Disability. In the event of termination by reason of death of the Employee or the long-term disability of the Employee, Employee shall be entitled to termination pay equal to three month's pay plus three month's benefits, and will receive all unpaid salary, bonuses, and other benefits accrued through the last day of employment. All payments due under this paragraph will be made on the date of termination of employment. For purposes of this section, the Company may terminate the Employee due to long-term disability if the Employee is unable to perform any of his duties for a period of ninety consecutive days or more, for reasons of sickness or injury. Additionally, in the event of the long-term disability of Employee, if Employee is terminated by the Company and then subsequently recovers from the disability, Employee will be free to compete in any way whatsoever, directly or indirectly, in any business that is competitive with the Company, and may solicit or in any other manner work for or assist any business which is competitive to the Company.

     2.15.6 Severance Pay. If Employee elects to receive the severance pay provided for in subparagraph 2.15.2 or 2.15.4, whichever is applicable, and that severance pay together with all other payments required by this Agreement are paid to Employee in accordance with subparagraph 2.15.7, Employee agrees that for a period of one year following the termination of employment of the Employee, Employee will not engage in any way whatsoever, directly or indirectly, in any business that is competitive with the Company and its subsidiaries and affiliates utilizing any Confidential Information acquired while organizing, founding, or acting as an officer, director or employee of the Company, its subsidiaries or affiliates, nor solicit customers, investors, service providers, or strategic partners of the Company, or any of its subsidiaries or operating affiliates; or disrupt, damage, impair or interfere with the Company's, or its subsidiary's or affiliates' business whether by interfering with or raiding their employees, or disrupting or interfering with their relationships with customers, investors, service providers or strategic partners.

If Employee elects not to receive such severance pay, Employee will be free to compete in any way whatsoever, directly or indirectly, in any business that is competitive with the Company, and may solicit or in any other manner work for or assist any business which is competitive to the Company.

     2.15.7 Termination for any reason. In the event of termination for any reason, all pay due under this Agreement except for severance pay is payable by the Company on the last day of employment. Severance pay, when applicable, will be paid as follows: one-half on the last day of employment and the remaining payments in three equal monthly installments payable on the first of months four through six.

     2.16 Future Agreement. This Agreement and the documents referred to herein contain the entire agreement of the parties relevant to the subject matter hereof, and it may be amended only by a written document signed by both Employee and Company.

     2.17 Governing Law. The laws of California, without regard to conflicts of laws principles thereof, shall govern this agreement.

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     2.18 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the heirs, successors and assigns of the parties hereto.



                               EMPLOYEE:






                               [Print Name]


                               RECLAMATION CONSULTING AND APPLICATIONS, INC.



                               By:
                                    ----------------------------------------


                               Its.
                                     ---------------------------------------